Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 27, 2008, relating to the financial statements and financial statement schedule of TAP Pharmaceutical Products Inc. appearing in the Annual Report on Form 10-K of Abbott Laboratories for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 18, 2009